EXHIBIT 4.7

Form 51-102F3

Material Change Report

Item 1:	Name and Address of Company

GLG Life Tech Corporation (“GLG” or the “Company”) 536 World Trade Centre 999 Canada Place Vancouver, B.C. V6C 3E2

Item 2:	Date of Material Change

December 18, 2008

Item 3:	News Release

The news releases were issued at Vancouver, British Columbia on December 18, 2008 and disseminated via PR Newswire.

Item 4:	Summary of Material Change

The Company announced that the Food and Drug Administration of the United States (“FDA”) confirmed on December 18, 2008 that it had no objection to the conclusion of an independent expert panel which reviewed research on Rebiana and concluded that it is generally recognized as safe for use as a general purpose sweetener, including for use in food and beverages.Rebiana is an all natural, zero calorie sweetener made with 97% Rebaudioside A from the leaves of the stevia plant.

The Company also announced that it has completed the necessary work required to declare self-affirmed GRAS status for its RebpureTM product which contains 97% pure Rebaudioside, a stevia extract.

Item 5:	Full Description of Material Change

5.1 Full Description of Material Change

The Company announced that the FDA confirmed on December 18, 2008 that it had no objection to the conclusion of an independent expert panel which reviewed research of Rebiana and concluded that it is generally recognized as safe for use (GRAS) as a general purpose sweetener, including for use in food and beverages.Rebiana is an all natural, zero calorie sweetener made with 97% Rebaudioside A from the leaves of the stevia plant.

The Company’s strategic partner, Cargill, submitted an application to the FDA for GRAS approval of Rebiana in May of last year. Since then, Rebiana has been under review by the FDA who confirmed that they have no objection to Rebiana being GRAS which will allow the use of Rebiana as a food and beverage ingredient in the U.S.

The Company has a 10-year renewable strategic alliance and supply agreement with Cargill to provide it with 80% of its global Rebaudioside A extract supply for the first five years of the agreement. The Company’s operations cover each step in the stevia supply chain including seed breeding, propagation, growth and harvest, extraction, refining and distribution of finished product.

Cargill has already introduced TRUVIATM, a tabletop product made with Rebiana. A U.S. national marketing campaign has been launched for TRUVIATM, with interest in the market for the zero-calorie sweetener continuing to grow.

The Company also announced that it has completed the necessary work required to declare self-affirmed GRAS status for its RebpureTM product which contains 97% pure Rebaudioside, a stevia extract.

The RebpureTM GRAS review, which began several months ago, included an extensive review of current research including toxicological data demonstrating the safety of the product.

Key to GLG’s self-affirmation, the molecular structure of RebpureTM has been proven to match the molecular structure of Rebiana, which the FDA concluded had been sufficiently documented to receive GRAS approval. As an important step in the GRAS self-affirmation process, GLG worked closely with ChromaDex (CDXC — OTC), a leader in the development of phytochemical and botanical reference standards and the creation of associated intellectual property, to perform a characterization study on GLG’s high grade stevia extract RebpureTM. More specifically, the evaluation showed conclusively that the molecular structures of each product, RebpureTM and Rebiana, were a match. Following GLG’s self-affirmation of GRAS, a notification will be filed with the FDA.

5.2 Disclosure for Restructuring Transactions

Not applicable.

Item 6:	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7:	Omitted Information

No significant facts remain confidential and no information has been omitted in this report.

Item 8:	Executive Officer

	Name of Executive Officer:	Brian Meadows, Chief Financial Officer

	Telephone Number:	(604) 641-1368

Item 9:	Date of Report

January 28, 2009

Forward-looking statements: Certain statements in this material change report constitute “forward-looking statements”.  Such forward-looking statements include, without limitation, statements evaluating the market and general economic conditions and discussing future-oriented costs, expenditures and other financial or operating performances. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes” or variations of such words and phrases or words and phrases that state or indicate that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. While the Company has based these forward-looking statements on its current expectations about future events, the statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties, assumptions and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such factors include amongst others the effects of general economic conditions, changing foreign exchange rates and actions by government authorities, uncertainties associated with legal proceedings and negotiations, industry supply levels, competitive pricing pressures and misjudgments in the course of preparing forward-looking statements. Please refer to the heading “Risk Factors” in our Annual Information Form in respect of our year-ended December 31, 2007 and the risk factors in our Management’s Discussion and Analysis (“MD&A”) for the year ended December 31, 2007 for a discussion of these and other factors underlying forward-looking statement, both of which are available on SEDAR at www.sedar.com under the Company’s names. In light of these factors, the forward-looking events discussed in this press release might not occur. Further, although the Company has attempted to identify factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. As there can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements, readers should not place undue reliance on forward-looking statements.